Exhibit 10.7

                                November 27, 2006


                                                        PERSONAL & CONFIDENTIAL
John Edwards
3A Curtis Close
Green Point
NSW2351



                  Re:      Retention Bonus

Dear John:

     Continental Global Group, Inc. (the "Company") is in confidential discussions with a potential acquirer. These discussions may lead to a sale of the Company. You are valued employee of Continental Conveyor Pty. Ltd., a subsidiary of the Company, who has contributed to the success of the Company and its subsidiaries. The Company believes that any potential acquirer will want your assistance with respect to the business following any potential sale. Therefore, the Company wishes to provide you with a retention bonus to help the Company achieve this objective. Your retention bonus will be payable as follows:
                         Retention Bonus: US$200,000
                         Expiration Date: June 30, 2007

         You will be paid one-half your retention bonus upon the closing of a "Change of Control" and one-half of your retention bonus upon the expiration of any post-closing transition period requested by an acquirer (which shall not be longer than twelve months from the date of consummation of the Change of Control).

         For purposes of this letter, "Change of Control" shall mean the consummation of (a) a sale of substantially all of the assets of the Company or
(b) a sale of more than 50% of the capital stock of the Company (measured by value or voting rights) prior to the Expiration Date. Nothing shall obligate the Company or its stockholders to accept any proposal that would constitute a Change of Control or to make a payment of your retention bonus to you if no such proposal has been consummated prior to the Expiration Date. Payment will be made at closing of a Change of Control and at the expiration of the transition period only if you have not, prior to the sale, voluntarily resigned your employment or been terminated by the Company for cause.

         In light of the limited number of associates receiving such retention bonuses, we would appreciate your keeping it confidential.


Cordially,


R. W. Kaplan C.E.O. Continental Global Group